Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Bud Ingalls
Chief Financial Officer
(404) 842-2600

Katherine Morgenstern
Director of Public Relations
(404) 842-2600
PREMIER EXHIBITIONS, INC.
POSTPONES ANNUAL MEETING OF SHAREHOLDERS

ATLANTA, GA — July 18, 2008 — Premier Exhibitions, Inc. (NASDAQ: PRXI) announced today that its Board of Directors has decided to postpone the Company’s 2008 Annual Meeting of Shareholders in response to certain requests made by Sellers Capital LLC, currently the Company’s largest shareholder, including a request that the size of the Company’s Board of Directors be set at eleven members, that two persons designated by Sellers Capital LLC, Mark Hugh Sam and Mark Sellers, be appointed to the Board and included on the slate of Directors proposed for election at the Annual Meeting, and that the Company’s reincorporation proposal be revised so that, following the reincorporation, the holders of 33% of the Company’s outstanding shares have the right to call special meetings of shareholders.
The Board of Directors has agreed to these requests, subject to further consideration of the background and qualifications of the Director candidates designated by Sellers Capital.
The Annual Meeting was originally scheduled for August 6, 2008, as announced in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 24, 2008. The new date for the Annual Meeting has not been set by the Company. A notice of the new Annual Meeting date and revised proxy materials will be sent to shareholders in advance of the rescheduled Annual Meeting.
Premier Exhibitions, Inc. (NASDAQ: PRXI) is located in Atlanta, GA and is a major provider of museum quality exhibitions throughout the world. Premier Exhibitions is a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company’s exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Forward-Looking Statements
     Certain of the statements contained in this press release contain forward- looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Premier Exhibitions, Inc. has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements contained in this press release may also include statements relating to Premier Exhibitions’ anticipated financial performance, business prospects, new developments, strategies and similar matters. Certain of the factors described in Premier Exhibitions’ filings with the Securities and Exchange Commission, including the section of its Annual Report on Form 10-K for the year ended February 28, 2007 titled “Risk Factors,” may affect Premier Exhibitions’ future results and cause those results to differ materially from those expressed in the forward-looking statements. Premier Exhibitions disclaims any obligation to update any of its forward-looking statements, except as may be required by law.
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